Exhibit 99.1

461 SO. MILPITAS BLVD.

MILPITAS CA

95035 USA

NEWS

For Immediate Release

GLOBALSTAR ADDS APPROXIMATELY 23,000 NET NEW

SUBSCRIBERS - ANNOUNCES SECOND QUARTER RESULTS FOR 2008

Globalstar surpasses 315,000 subscribers and expands availability of SPOT Satellite

Messenger™ to over 5,000 points of distribution

MILPITAS, CA. —  (August 11, 2008) – Globalstar, Inc. (NASDAQ:GSAT), a leading provider of mobile satellite voice and data services to businesses, government and individuals, today announced its financial and operational results for the three and six-month periods ended June 30, 2008.

Second Quarter Key Company Highlights:

•                  Globalstar significantly increased its subscriber base and exhibited a low retail churn rate during the second quarter of 2008.  The Company completed the second quarter with over 315,000 subscribers or about 23,000 more than it had at March 31, 2008.  This represents an approximate 150 percent increase over the approximately 9,000 net subscribers added during the first quarter of the year and is one of the largest quarterly increases in the Company’s history.

•                  Consumer retail acceptance of the SPOT Satellite Messenger™ grew throughout the United States and Canada during the second quarter.  The Company surpassed its quarterly distribution target by expanding to over 5,000 points of distribution.

•                  Globalstar signed agreements and expanded the international distribution of the SPOT Satellite Messenger to Western Europe, Mexico, and Brazil.  These agreements increased the addressable market for the SPOT Satellite Messenger by more than half a billion people.

•                  Globalstar improved its liquidity position by completing a convertible senior note offering that provided the Company with net proceeds of approximately $145.1 million.  Globalstar completed the quarter with available liquidity of approximately $180 million.

“Growing our subscriber base to over 315,000 subscribers not only reinforces our position as the world’s largest MSS provider of voice and data services but it also demonstrates our ability to grow our business substantially as we prepare for the launch our second-generation satellite constellation,” said Jay Monroe, Chairman and CEO of Globalstar, Inc.  Mr. Monroe added, “Improving our liquidity situation was also a major accomplishment considering the current state of the financial markets.  Additionally, signing a contract with Hughes to enhance our ground network enabled us to complete our second-generation system design and operations plan.  Most importantly we remain on budget and on schedule to roll out our next generation of advanced wireless voice and data services.”

Additional Quarterly Highlights:

•                  In May the Company announced it had selected Hughes Network Systems to provide Globalstar with approximately $75.4 million of next-generation ground network upgrades, training and maintenance, paving the way for the Company to offer its next-generation of advanced wireless services.

•                  The agreement with Hughes also includes approximately $25.4 million for the design and delivery of Globalstar’s next-generation of satellite interface chips. The contract provides Globalstar with satellite chipsets for as little as $10 each. The Company expects to use these chips to provide satellite capability to various next-generation Globalstar handsets as well as wireless devices produced by other manufacturers.

•                  Effective April 10th, the U.S. Federal Communications Commission (FCC) expanded the spectrum in which Globalstar is authorized to offer Ancillary Terrestrial Component (ATC) services in the United States.  Globalstar is now permitted to use 19.275 MHz of its spectrum for ATC.

•                  Globalstar added international consumer electronics and Internet based technology development expertise to its senior executive team by appointing Thomas M. Colby as Chief Operating Officer.  Mr. Colby has held a number of senior positions in wireless and IP technology related businesses such as WebEx, Dell and Apple.

•                  The Company continued to upgrade its current constellation while preparing to launch its second-generation space segment.  The last of eight first-generation satellites launched in 2007 became fully operational in June and collectively are expected to provide a meaningful increase in system usage.  Globalstar intends to integrate all eight of these satellites into the second-generation constellation scheduled for launch beginning in the second half of 2009.

•                  Globalstar completed construction of its Singapore gateway ground station.  Singapore Telecommunications Limited, which will operate the gateway for Globalstar, commenced customer trials in June and plans to launch distribution of Globalstar Simplex data and SPOT Satellite Messenger services throughout significant parts of Southeast Asia beginning in the third quarter of this year.

•                  In June Globalstar completed installation of a new Simplex data appliqué at its gateway in Alaska resulting in expanded Simplex data coverage to include all of Alaska and the surrounding maritime region.

“During the quarter we continued to expand the markets where we and our independent gateway operators can sell SPOT Satellite Messenger consumer products as well as our other commercial Simplex data solutions,” said Tom Colby, Globalstar’s Chief Operating Officer.  Mr. Colby added, “Globalstar is committed to expanding the domestic and international coverage for both our current and future lineup of enhanced wireless services.  As we prepare for next year’s launch of our second-generation satellites, we expect to continue differentiating ourselves from our MSS competitors by expanding on the consumer retail success of SPOT Satellite Messenger products and introducing other innovative products for the retail marketplace.”

Service Revenue for the second quarter of 2008 was $16.7 million compared to $20.0 million during the same period of 2007.  During the second quarter of 2008, Globalstar recorded an operating loss of $12.1 million and Adjusted EBITDA of ($2.0) million, compared to an operating loss of $15.9 million and Adjusted EBITDA of $5.5 million for the same period in 2007. Service revenue was impacted by lower retail ARPU (average revenue per unit) related to the introduction of new lower priced airtime rate plans designed to retain customers.  Operating loss for the 2007 periods included a $17.3 million charge for impairment of assets relating to first-generation subscriber equipment.  (For details concerning Adjusted EBITDA, please see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release.)

Service Revenue for the six months ended June 30, 2008 was $32.7 million compared to $37.5 million during the same period in 2007.  During the first six months of 2008 Globalstar recorded an operating loss of $23.6 million and Adjusted EBITDA of ($3.5) million, compared to an operating loss of $16.5 million and Adjusted EBITDA of $10.1 million during 2007.

Total revenue in the second quarter of 2008 was $23.0 million compared to $25.8 million during the same period in 2007.  Total revenue in the six months ended June 30, 2008 was $45.1 million compared to $49.0 million during 2007.  These decreases are attributable to lower retail ARPU for the 2008 periods compared to the same periods in 2007.

Key financial performance measures (see the chart titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” found later in this release) for the three and six months ended June 30, 2008 were as follows:

•  Gross subscriber increases during the second quarter of 2008 and the six months ended June 30, 2008 were approximately 29,200 and 43,100, respectively, compared to approximately 12,500 and 25,000, respectively during the same periods in 2007.

•  The average monthly retail churn rate for the six-month period ended June 30, 2008 was 1.5 percent compared to 1.4 percent during the same period in 2007.

Regarding the appointment of Mr. Colby, as provided in the letter agreement between the Company and Mr. Colby and negotiated in connection with the hiring process, today the Company made an inducement grant of four nonqualified options to purchase an aggregate of 1,264,744 shares of Globalstar common stock (550,661, 335,243, 202,839 and 176,001 options, respectively) that expire 10 years from the date of grant.  The options will be exercisable at $5, $10, $15 and $20  per share, respectively, when the closing price per share of Globalstar common stock reaches $14.08, $18.18, $22.28, and $25.83, respectively, contingent, with respect to each option, on his continuous employment with Globalstar through the date on which the options become exercisable.

Conference Call Note

As previously announced, Globalstar will conduct a conference call scheduled for August 11, 2008 at 5:00 p.m. Eastern Time to discuss the second quarter 2008 results.

Details are as follows:

Earnings Call:	Dial: 866.713.8310 (US and Canada), 617.597.5308 (International) and participant pass code # 78851556

Audio Replay:

A replay of the earnings call will be available for a limited time and can be heard after 7:00 p.m. ET on August 11, 2008. Dial:  888.286.8010 (US and Canada), 617.801.6888 (International) and pass code # 94109566

About Globalstar, Inc.

With over 300,000 subscribers, Globalstar is the world’s largest provider of mobile satellite voice and data services.  Globalstar offers these services to commercial and recreational users in more than 120 countries around the world. The Company’s products include mobile and fixed satellite telephones, simplex and duplex satellite data modems and flexible service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational users. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications.

For more information regarding Globalstar, please visit Globalstar’s web site at www.globalstar.com

###

For further media information:

Globalstar, Inc.

Dean Hirasawa

(408) 933-4006

Dean.hirasawa@globalstar.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements such as, “we anticipate further integrated Simplex products to be introduced in the future,” that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, including demand for our products and services, including commercial acceptance of our new Simplex products, including our SPOT Satellite Messenger product, and the ability to retain and migrate our two-way communications services subscribers to our second-generation constellation when it is deployed; problems relating to the construction, launch or in-orbit performance of our existing and future satellites; including the effects of the degrading ability of our first-generation satellite constellation to support two-way communication; problems relating to the ground-based facilities operated by us or by independent gateway operators; our ability to attract sufficient additional funding to meet our future capital requirements including deployment of our second-generation constellation; competition and its competitiveness vis-a-vis other providers of satellite and ground-based communications products and services; the pace and effects of industry consolidation; the continued availability of launch insurance on commercially reasonable terms, and the effects of any insurance exclusions; changes in technology; our ability to continue to attract and retain qualified personnel; worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis; and legal, regulatory, and tax developments, including changes in domestic and international government regulation.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenue:
Service revenue	$16,673	$19,984	$32,683	$37,450
Subscriber equipment sales	6,326	5,853	12,450	11,541
Total revenue	22,999	25,837	45,133	48,991
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	8,607	6,738	16,082	13,121
Cost of subscriber equipment sales:
Cost of subscriber equipment sales	4,118	4,557	9,099	8,008
Cost of subscriber equipment sales – Impairment of assets	349	17,255	413	17,255
Total cost of subscriber equipment sales	4,467	21,812	9,512	25,263
Marketing, general, and administrative	15,482	10,634	31,230	22,116
Depreciation and amortization	6,521	2,537	11,939	4,961
Total operating expenses	35,077	41,721	68,763	65,461
Operating loss	(12,078)	(15,884)	(23,630)	(16,470)
Other income (expense):
Interest income	1,565	691	2,933	1,519
Interest expense	(472)	(385)	(1,469)	(696)
Interest rate derivative gain	3,743	1,910	204	1,546
Other	(77)	(187)	8,174	1,047
Total other income (expense)	4,759	2,029	9,842	3,416

Loss before income taxes	(7,319)	(13,855)	(13,788)	(13,054)
Income tax expense (benefit)	29	(1,168)	195	(811)
Net loss	$(7,348)	$(12,687)	$(13,983)	$(12,243)
Loss per common share:
Basic	$(0.09)	$(0.17)	$(0.17)	$(0.16)
Diluted	(0.09)	(0.17)	(0.17)	(0.16)
Weighted-average shares outstanding:
Basic	84,029	75,657	83,243	74,660
Diluted	84,029	75,657	83,243	74,660

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

We utilize certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP.  A reconciliation of these measures to GAAP and a discussion of certain other operating metrics used in the industry are presented below.

GLOBALSTAR, INC.

RECONCILIATION OF GAAP TO ADJUSTED (1)

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended June 30, 2008			Three months ended June 30, 2007			Six months ended June 30, 2008			Six months ended June 30, 2007
		Annual Plans			Annual Plans			Annual Plans			Annual Plans
	GAAP	Adjustment	Adjusted (1)	GAAP	Adjustment	Adjusted (1)	GAAP	Adjustment	Adjusted (1)	GAAP	Adjustment	Adjusted (1)

Revenue
Service Revenue	$16,673	$(680)	$15,993	$19,984	$1,149	$21,133	$32,683	$178	$32,861	$37,450	$3,673	$41,123
Equipment Revenue	6,326	—	6,326	5,853	—	5,853	12,450	—	12,450	11,541	—	11,541
Total Revenue	$22,999	$(680)	$22,319	$25,837	$1,149	$26,986	$45,133	$178	$45,311	$48,991	$3,673	$52,664

Operating Expenses
Cost of Services	8,607	—	8,607	6,738	—	6,738	16,082	—	16,082	13,121	—	13,121
Cost of Subscriber Equipment	4,467	—	4,467	4,557	—	4,557	9,512	—	9,512	8,008	—	8,008
Marketing, General and Administrative	15,482	—	15,482	10,634	—	10,634	31,230	—	31,230	22,116	—	22,116
Depreciation & Amortization	6,521	—	6,521	2,537	—	2,537	11,939	—	11,939	4,961	—	4,961
Impairment of Assets	—	—	—	17,255	—	17,255	—	—	—	17,255	—	17,255
Total Operating Expenses	$35,077	$—	$35,077	$41,721	$—	$41,721	$68,763	$—	$68,763	$65,461	$—	$65,461

Operating Income/(Loss)	$(12,078)	$(680)	$(12,758)	$(15,884)	$1,149	$(14,735)	$(23,630)	$178	$(23,452)	$(16,470)	$3,673	$(12,797)

Interest Income/(Expense)	4,836	—	4,836	2,216	—	2,216	1,668	—	1,668	2,369	—	2,369
Other Income/(Expense)	(77)	—	(77)	(187)	—	(187)	8,174	—	8,174	1,047	—	1,047
Income Tax Expense (Benefit)	29	—	29	(1,168)	—	(1,168)	195	—	195	(811)	—	(811)

Net Income/(Loss)	$(7,348)	$(680)	$(8,028)	$(12,687)	$1,149	$(11,538)	$(13,983)	$178	$(13,805)	$(12,243)	$3,673	$(8,570)

EBITDA	$(5,634)	$(680)	$(6,314)	$(13,534)	$1,149	$(12,385)	$(3,517)	$178	$(3,339)	$(10,462)	$3,673	$(6,789)

Impairment of Assets	—	—	—	17,255	—	17,255	—	—	—	17,255	—	17,255
Non-Cash Stock Compensation	3,322	—	3,322	484	—	484	7,003	—	7,003	724	—	724
2nd Generation R & D	615	—	615	—	—	—	615	—	615	—	—	—
Other One Time Non Recurring Charges	349	—	349	—	—	—	413	—	413	—	—	—
Foreign Exchange Loss (Income)	77	—	77	187	—	187	(8,174)	—	(8,174)	(1,047)	—	(1,047)

Adjusted EBITDA	$(1,271)	$(680)	$(1,951)	$4,392	$1,149	$5,541	$(3,660)	$178	$(3,482)	$6,470	$3,673	$10,143
Adjusted EBITDA Margin	(6)%		(9)%	17%		21%	(8)%		(8)%	13%		19%

Retail ARPU	$38.57	$(1.94)	$36.63	$47.50	$2.81	$50.31	$38.36	$0.09	$38.45	$45.11	$4.70	$49.81

(1)   Annual Plans are adjusted to reflect revenue as though they were monthly plans.

(1)

Adjusted Service Revenue, Adjusted EBITDA and Adjusted APRU are adjustments made to reflect the Company’s annual service pricing plans that are adjusted and reported as though they were Globalstar monthly service plans. Adjusted EBITDA is further adjusted to exclude non-cash stock compensation expense, asset impairment charges, foreign exchange gains/(losses), second-generation system research and development expenses and certain other non-cash charges. Management uses Adjusted figures for service revenue, EBITDA, and ARPU in order to manage the Company’s business and to compare its results more closely to the results of its peers.

(2)

Average monthly revenue per unit (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per unit as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company’s industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of income. The Company believes that average monthly revenue per unit provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(3)

EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to GAAP measurements, such as net income, and the Company’s calculations thereof may not be comparable to similarly entitled measures reported by other companies.

The Company uses EBITDA as a supplemental measurement of its operating performance because, by eliminating interest, taxes and the non-cash items of depreciation and amortization, the Company believes it best reflects changes across time in the company’s performance, including the effects of pricing, cost control and other operational decisions.  The company’s management uses EBITDA for planning purposes, including the preparation of its annual operating budget.  The Company believes that EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the company’s operations.  Because EBITDA does not account for these expenses, its utility as a measure of the Company’s operating performance has material limitations.  Because of these limitations, the Company’s management does not view EBITDA in isolation and also uses other measurements, such as net income, revenues and operating profit, to measure operating performance.

GLOBALSTAR, INC.

SCHEDULE OF SELECTED OPERATING METRICS

(Dollars in thousands, except ARPU)

(Unaudited)

	Three months ended		Six months ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Subscribers (End of Period)	315,911	277,661	315,911	277,661
Retail	119,641	124,417	119,641	124,417
IGO	77,929	91,284	77,929	91,284
Simplex	118,341	61,960	118,341	61,960

Net Subscriber Additions/(Losses)	22,652	6,103	31,785	14,859

Retail Churn	1.8%	1.7%	1.5%	1.4%

ARPU
Retail
GAAP	$38.57	$47.50	$38.36	$45.11
Adjusted	$36.63	$50.31	$38.45	$49.81
IGO	$3.68	$3.28	$3.49	$3.37
Simplex	$4.78	$4.06	$4.12	$3.32

Cash capital expenditures (1)	$70,323	$44,355	$140,482	$74,623

Available liquidity (2)	$179,624

Notes:

(1)   Inclusive of capitalized interest, internal labor and other miscellaneous expenditures.

(2)   Includes cash on hand ($25.6 million), Thales escrow ($104.0 million) and undrawn Thermo revolver ($50.0 million).